Exhibit 33.2

Management Assertion

Management of GE Consumer Finance, Inc. (the “Company”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB relating to the servicing of credit card asset-backed securities transactions issued by the GE Capital Credit Card Master Note Trust (the “Platform”) except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii) which, the Company has determined are not applicable to the activities it performs, directly or through its vendors, with respect to the Platform, as of and for the twelve months ended December 31, 2006.

With respect to servicing criteria 1122(d)(2)(vii), 1122(d)(4)(vi), 1122(d)(4)(vii) and 1122(d)(4)(viii), management has engaged various vendors to perform the activities described by these servicing criteria. The Company’s management has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”).  As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor.  The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company’s management has assessed the Company’s and its vendor’s compliance with the applicable servicing criteria as of and for the twelve months ended December 31, 2006.  In making this assessment, management used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, other than as described below, management believes that, as of and for the twelve months ended December 31, 2006, the Company and its vendors have complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

GECFI’s Material Instances of Non-Compliance

1122(d)(2)(i)  Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements. With respect to certain obligor remittances received during the reporting period, it was noted that certain remittances were deposited into the appropriate clearing accounts within three business days of receipt, instead of two business days as required per Item 1122(d)(2)(i).

1122(d)(4)(iv) Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.  With respect to certain obligor payments received during the reporting period, it was noted that certain payments were posted to the applicable obligor records within three business days after receipt, instead of two business days as required per Item 1122(d)(4)(iv).

1122(d)(4)(ix) Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents. With respect to certain changes made to obligor accounts during the reporting period, it was noted that the change in the APR was not calculated as required by the pool asset documents.

Vendor’s Material Instances of Non-Compliance

1122(d)(4)(viii) Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment). With respect to certain collection efforts, it was noted that these efforts were not conducted in accordance with the timeframes required by the transaction agreements.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of and for the twelve months ended December 31, 2006.

GE Consumer Finance, Inc.:

/s/ Russ Walsh
Russ Walsh
Senior Manager of Finance - Securitization

3/29/07
Date

/s/ Robert Green
Robert Green
Chief Financial Officer

3/29/07
Date